Exhibit 99.1

Contact:	Michael R. Sand,
President & CEO Dean J. Brydon, CFO (360) 533-4747

Timberland Bancorp EPS Increases 113% to $0.17 for Second Fiscal Quarter
27% of Outstanding Preferred Shares Repurchased; Dividend on Common Shares Declared;
 Net Interest Margin Increases; Operating Revenue Increases

HOQUIAM, WA – April 23, 2013 - Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”) today reported net income of $1.28 million for the quarter ended March 31, 2013.  Net income to common shareholders, after adjusting for the preferred stock dividend, the preferred stock discount accretion and the discount on the repurchase of preferred stock was $1.20 million, or $0.17 per diluted common share.  This compares to net income to common shareholders of $1.44 million, or $0.21 per diluted common share, for the quarter ended December 31, 2012 and net income to common shareholders of $541,000, or $0.08 per diluted common share, for the quarter ended March 31, 2012.

Net income to common shareholders after adjusting for the preferred stock dividend, the preferred stock discount accretion and the discount on the repurchase of preferred stock increased 69% to $2.64 million, or $0.39 per diluted common share for the first six months of fiscal 2013, from $1.56 million, or $0.23 per diluted common share, for the like period one year ago.

Timberland’s Board of Directors also declared a quarterly cash dividend of $0.03 per common share payable on May 24, 2013 to shareholders of record on May 10, 2013.

“We continued to grow the loan portfolio while increasing the proportion of deposit liabilities in transaction and money market demand accounts this quarter,” stated Michael R. Sand, Timberland’s President and CEO.  “These factors contributed to an increase in net interest margin from the prior quarter and also year over year.  Loan demand remained strong during the quarter however we believe it is likely that refinance activity will gradually taper off during the remainder of the year.  Operating efficiencies improved and the Company recorded a gain on the purchase of a portion of the Company’s outstanding preferred shares at a discount this quarter.”

Fiscal Second Quarter 2013 Highlights (at or for the period ended March 31, 2013, compared to March 31, 2012, or December 31, 2012):
•	Earnings per diluted common share for the current quarter increased 113% to $0.17 from $0.08 for the comparable quarter one year ago;
•	Net income for the current quarter increased 58% to $1.28 million from $808,000 for the comparable quarter one year ago;
•	Net interest margin for the current quarter increased to 3.83% from 3.78% for the preceding quarter and from 3.72% for the comparable quarter one year ago;
•	Non-interest income for the current quarter increased 11% from the comparable quarter one year ago;
•	Non-interest expense for the current quarter decreased 6% from the comparable quarter one year ago;
•	Total delinquent and non-accrual loans decreased 3% during the quarter and 45% year-over-year;
•	Repurchased 4,576 shares of Series A preferred stock for $4.32 million; a discount from par value of $255,000;
•	Capital levels remain very strong: Total Risk Based Capital Ratio of 16.21%; Tier 1 Leverage Capital Ratio of 11.43%; Tangible Capital to Tangible Assets Ratio of 11.29%; and
•	Book value per common share increased to $10.89, and tangible book value per common share increased to $10.06 at quarter end.

Timberland Q2 Earnings
April 23, 2013

Capital Ratios and Asset Quality

Timberland Bancorp purchased and retired 27% of the Company’s outstanding preferred shares during the quarter ended March 31, 2013.  The Company purchased 4,576 shares of its Series A preferred stock for $4.32 million recording a $255,000 gain on the transaction.  The gain is reflected in the quarter ended March 31, 2013 as an increase in net income available to common shareholders.  The gain was partially offset by the acceleration of the discount accretion on the shares purchased.  The transaction also reduced future preferred share dividend payments by approximately $57,200 per quarter.  The Company remains very well capitalized with a total risk-based capital ratio of 16.21%, a Tier 1 leverage capital ratio of 11.43% and a tangible capital to tangible assets ratio of 11.29% at March 31, 2013.  Tangible book value per common share increased to $10.06 at March 31, 2013 from $9.90 at December 31, 2012.

Timberland provisioned $1.18 million to its loan loss allowance during the quarter ended March 31, 2013 compared to $200,000 in the preceding quarter and $1.05 million in the comparable quarter one year ago. Net charge-offs for the second fiscal quarter increased to $1.63 million compared to $256,000 for the preceding quarter and $758,000 for the comparable quarter one year ago.  Timberland’s allowance for loan losses to total loans was 2.03% at March 31, 2013 compared to 2.11% at December 31, 2012 and 2.24% at March 31, 2012.

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased 3% to $24.2 million at March 31, 2013 from $25.0 million at December 31, 2012 and decreased 45% from $44.0 million one year ago.  The non-performing assets to total assets ratio was 5.14% at March 31, 2013 compared 5.13% three months earlier and 5.40% one year ago.

Non-accrual loans decreased to $20.5 million at March 31, 2013 from $21.7 million at December 31, 2012 and from $26.6 million at March 31, 2012.  The non-accrual loans at March 31, 2013 were comprised of 59 loans and 45 credit relationships. By dollar amount per category: 35% are secured by commercial properties; 32% are secured by land and land development properties; 31% are secured by residential properties; and 2% are secured by residential construction projects.

Other real estate owned (“OREO”) and other repossessed assets increased $1.8 million to $15.0 million at March 31, 2013 from $13.2 million at December 31, 2012 and increased $7.0 million from $8.0 million at March 31, 2012.  At March 31, 2013 the OREO portfolio consisted of 56 individual properties.  The properties consisted of commercial real estate properties totaling $6.1 million, land parcels totaling $5.0 million, multi-family properties totaling $2.4 million and single family homes totaling $1.5 million.  During the quarter ended March 31, 2013, OREO properties totaling $904,000 were sold for a net gain of $8,000.  “We continue to move non-performing assets through the collection cycle which resulted in an increase in other real estate owned this quarter,” stated Sand.

Balance Sheet Management

Total assets increased by $3.5 million to $738.1 million at March 31, 2013 from $734.6 million at December 31, 2012.  The increase in total assets was primarily due to a $1.9 million increase in net loans receivable and a $1.8 million increase in OREO.

Liquidity as measured by cash and cash equivalents, CDs held for investment and available for sale investments was 17.9% of total liabilities at March 31, 2013 compared to 18.2% at December 31, 2012 and 20.9% one year ago.

Net loans receivable increased $1.9 million to $546.8 million at March 31, 2013 from $544.9 million at December 31, 2012.  The increase was primarily due to a $12.8 million increase in commercial real estate loan balances and a $1.9 million decrease in the undisbursed portion of construction loans in process.  These increases to net loans receivable were partially offset by decreases of $7.3 million in construction and land development loan balances, $2.6 million in land loan balances, $2.2 million in commercial business loan balances and $531,000 in one-to four-family loan balances.  The increase in commercial real estate loan balances and the decrease in construction loan balances were primarily due to several commercial construction loans converting to permanent financing during the quarter.

Timberland continued to reduce its exposure to land development and land loans.  Land development loan balances decreased to $559,000 at March 31, 2013, a 43% decrease year-over-year.  The Bank’s land loan portfolio decreased 21% to $35.3 million at March 31, 2013 compared to one year ago and decreased 7% from December 31, 2012.  The well diversified land loan portfolio consists of 293 loans on a variety of land types including individual building lots, acreage, raw land and

Timberland Q2 Earnings
April 23, 2013

commercially zoned properties.  The average loan balance for the entire land portfolio was approximately $121,000 at March 31, 2013.

LOAN PORTFOLIO
	March 31, 2013		December 31, 2012		March 31, 2012
($ in thousands)	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage Loans:
One-to four-family	$108,304	19%	$108,835	19%	$105,570	19%
Multi-family	47,330	8	48,464	8	30,745	5
Commercial	283,307	50	270,537	47	255,327	46
Construction and land
development	39,658	7	46,985	8	57,069	10
Land	35,323	6	37,920	7	44,553	8
Total mortgage loans	513,922	90	512,741	89	493,264	88

Consumer Loans:
Home equity and second
mortgage	32,080	6	31,196	6	33,979	6
Other	5,570	1	6,029	1	6,234	1
Total consumer loans	37,650	7	37,225	7	40,213	7

Commercial business loans	20,388	3	22,596	4	26,881	5
Total loans	571,960	100%	572,562	100%	560,358	100%
Less:
Undisbursed portion of
construction loans in
process	(12,161)		(14,100)		(11,245)
Deferred loan origination
fees	(1,699)		(1,767)		(1,856)
Allowance for loan losses	(11,313)		(11,769)		(12,264)
Total loans receivable, net	$546,787		$544,926		$534,993

CONSTRUCTION LOAN COMPOSITION
	March 31, 2013		December 31, 2012		March 31, 2012
($ in thousands)	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio

Custom and owner / builder	$32,515	6%	$33,530	6%	$28,109	5%
Speculative one- to four-
family	1,718	--	1,912	--	2,271	1
Commercial real estate	4,521	1	10,617	2	17,079	3
Multi-family (including
condominium)	345	--	345	--	8,632	1
Land development	559	--	581	--	978	--
Total construction loans	$39,658	7%	$46,985	8%	$57,069	10%

Timberland’s loan originations increased 12% to $58.1 million during the quarter ended March 31, 2013 compared to $51.9 million for the preceding quarter and increased 15% from $50.4 million for the quarter one year ago.  Timberland continues to sell fixed rate one-to-four family mortgage loans into the secondary market for asset–liability management purposes and to generate non-interest income.  During the quarter ended March 31, 2013, $29.0 million fixed-rate one-to four-family mortgage

Timberland Q2 Earnings
April 23, 2013

loans were sold compared to $24.1 million for the preceding quarter and $23.9 million for the comparable quarter ended one year ago.

Timberland’s mortgage-backed securities (“MBS”) and other investments decreased $356,000 during the quarter to $7.5 million at March 31, 2013 from $7.9 million at December 31, 2012, primarily due to prepayments and scheduled amortization.  During the quarter ended March 31, 2013, other-than-temporary-impairment (“OTTI”) credit related write-downs and realized losses of $25,000 were recorded on private label MBS.  At March 31, 2013 the Bank’s remaining private label MBS portfolio had been reduced to $2.6 million from an original acquired balance of $15.3 million.

DEPOSIT BREAKDOWN ($ in thousands)
	March 31, 2013		December 31, 2012		March 31, 2012
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest bearing	$80,938	14%	$78,425	13%	$69,633	12%
N.O.W. checking	152,068	25	152,431	26	158,635	26
Savings	91,790	15	87,628	15	89,676	15
Money market	89,489	15	79,142	13	69,345	11
Certificates of deposit under $100	118,752	20	123,510	21	135,538	22
Certificates of deposit $100 and over	68,548	11	73,263	12	81,769	14
Certificates of deposit – brokered	- -	--	- -	--	--	--
Total deposits	$601,585	100%	$594,399	100%	$604,596	100%

Total deposits increased $7.2 million, or 1%, to $601.6 million at March 31, 2013, from $594.4 million at December 31, 2012 primarily as a result of a $10.3 million increase in money market account balances, a $4.2 million increase in savings account balances and a $2.5 million increase in non-interest bearing account balances.  These increases were partially offset by a decrease of $9.5 million in certificates of deposit account balances.

Total shareholders’ equity decreased $3.37 million to $88.53 million at March 31, 2013, from $91.90 million at December 31, 2012.  The decrease in shareholders’ equity was primarily due to the Company’s purchase of 4,576 shares of Series A preferred stock for $4.32 million, the payment of $211,000 in dividends on common stock and the payment of $207,000 in dividends on preferred stock.   These decreases to shareholders’ equity were partially offset by net income of $1.28 million.

Operating Results

Fiscal second quarter operating revenue (net interest income before provision for loan losses, plus non-interest income excluding OTTI charges and valuation allowances or recoveries on mortgage servicing rights (“MSRs”)), increased 2% to $9.02 million from $8.86 million for the preceding quarter and 3% from $8.72 million for the comparable quarter one year ago.   Operating revenue increased 3% to $17.88 million for the first six months of fiscal 2013 from $17.44 million for the comparable period one year ago.

Net interest income increased 1% to $6.44 million for the quarter ended March 31, 2013 from $6.39 million for the preceding quarter and 3% from $6.27 million for the comparable quarter one year ago.  The net interest margin for the current quarter increased to 3.83% from 3.78% for the preceding quarter and from 3.72% for the comparable quarter one year ago.  For the first six months of fiscal 2013, net interest income increased 2% to $12.83 million from $12.57 million for the first six months of fiscal 2012.  Timberland’s net interest margin for the first six months of fiscal 2013 increased to 3.80% compared to 3.73% for the first six months of 2012.

Non-interest income increased 2% to $2.78 million for the quarter ended March 31, 2013, from $2.72 million in the preceding quarter and 11% from $2.49 million for the comparable quarter one year ago.  The increase in non-interest income compared to the preceding quarter was primarily due to a $191,000 increase in gain on sale of loans, which was partially offset by a decrease in service charges on deposits and a decrease in the valuation recovery on MSRs.  The increase in gains on sale of loans was primarily due to an increase in the dollar volume of fixed-rate one-to four-family loans sold during the current quarter.  Year to date, non-interest income increased 11%, to $5.49 million from $4.94 million for the first six months of fiscal 2012, primarily due to increased gains on sale of loans and an increased valuation recovery of MSRs.

Timberland Q2 Earnings
April 23, 2013

Total operating (non-interest) expenses decreased 3% to $6.18 million for the second fiscal quarter from $6.38 million for the preceding quarter and 6% from $6.57 million for the comparable quarter one year ago.  The decreased expenses for the current quarter compared to the preceding quarter were primarily the result of decreases in FDIC insurance expense, loan administration and foreclosure expense, professional fees expense, deposit operations expense and salaries and employee benefits expense.  These decreases were partially offset by an increase in OREO and other repossessed assets expense.  Fiscal year-to-date operating expenses decreased 2% to $12.56 million from $12.79 million for the first six months of fiscal 2012.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action or require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and the implementation of related rules and regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and preferred stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2013 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

Timberland Q2 Earnings
April 23, 2013

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	March 31,	Dec. 31	March 31,
(unaudited)	2013	2012	2012
Interest and dividend income
Loans receivable	$7,395	$7,414	$7,607
MBS and other investments	70	77	109
Dividends from mutual funds	5	12	7
Interest bearing deposits in banks	82	86	81
Total interest and dividend income	7,552	7,589	7,804

Interest expense
Deposits	650	728	1,035
FHLB advances	461	472	496
Total interest expense	1,111	1,200	1,531
Net interest income	6,441	6,389	6,273

Provision for loan losses	1,175	200	1,050
Net interest income after provision for loan losses	5,266	6,189	5,223

Non-interest income
OTTI and realized losses on MBS and other investments, net	(25)	(10)	(94)
Gain on sale of MBS and other investments	--	--	20
Service charges on deposits	827	947	890
Gain on sale of loans, net	833	642	596
Bank owned life insurance (“BOLI”) net earnings	144	143	154
Valuation recovery on MSRs	221	254	142
ATM and debit card interchange transaction fees	521	515	540
Other	257	224	245
Total non-interest income, net	2,778	2,715	2,493

Non-interest expense
Salaries and employee benefits	3,086	3,114	3,055
Premises and equipment	725	690	682
Advertising	172	177	172
OREO and other repossessed assets expense, net	506	288	434
ATM	196	221	197
Postage and courier	122	113	139
Amortization of core deposit intangible (“CDI”)	32	33	37
State and local taxes	157	139	152
Professional fees	192	242	232
FDIC insurance	128	241	241
Other insurance	43	52	53
Loan administration and foreclosure	49	138	372
Data processing and telecommunications	305	287	315
Deposit operations	129	164	193
Other	342	478	298
Total non-interest expense	6,184	6,377	6,572

(Statement continued on following page)

Timberland Q2 Earnings
April 23, 2013

	Three Months Ended
	March 31,	Dec. 31,	March 31,
	2013	2012	2012
Income before income taxes	$1,860	$2,527	$1,144
Provision for income taxes	582	819	336
Net income	1,278	1,708	808

Preferred stock dividends	(207)	(201)	(208)
Preferred stock discount accretion	(126)	(63)	(59)
Preferred stock discount	255	--	--
Net income to common shareholders	$1,200	$1,444	$541

Net income per common share:
Basic	$0.18	$0.21	$0.08
Diluted	0.17	0.21	0.08

Weighted average common shares outstanding:
Basic	6,815,782	6,815,782	6,780,516
Diluted	6,889,504	6,821,006	6,780,516

Timberland Q2 Earnings
April 23, 2013

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Six Months Ended
($ in thousands, except per share amounts)	March 31,	March 31,
(unaudited)	2013	2012
Interest and dividend income
Loans receivable	$14,809	$15,412
MBS and other investments	147	234
Dividends from mutual funds	17	20
Interest bearing deposits in banks	168	170
Total interest and dividend income	15,141	15,836

Interest expense
Deposits	1,378	2,204
FHLB advances and other borrowings	933	1,058
Total interest expense	2,311	3,262
Net interest income	12,830	12,574

Provision for loan losses	1,375	1,700
Net interest income after provision for loan losses	11,455	10,874

Non-interest income
OTTI and realized losses on MBS
and other investments, net	(35)	(153)
Gain on sale of MBS and other investments	--	20
Service charges on deposits	1,774	1,860
Gain on sale of loans, net	1,475	1,155
BOLI net earnings	287	311
Valuation recovery on MSRs	475	226
ATM and debit card interchange transaction fees	1,036	1,057
Other	481	461
Total non-interest income, net	5,493	4,937

Non-interest expense
Salaries and employee benefits	6,200	5,983
Premises and equipment	1,415	1,332
Advertising	349	380
OREO and other repossessed assets expense, net	794	936
ATM	417	392
Postage and courier	235	257
Amortization of CDI	65	74
State and local taxes	296	301
Professional fees	434	411
FDIC insurance	369	466
Other insurance	95	109
Loan administration and foreclosure	187	533
Data processing and telecommunications	592	615
Deposit operations	293	416
Other	820	589
Total non-interest expense	12,561	12,794

(Statement continued on following page)

Timberland Q2 Earnings
April 23, 2013

	Six Months Ended
	March 31,	March 31,
	2013	2012
Income before income taxes	$4,387	$3,017
Provision for income taxes	1,401	927
Net income	2,986	2,090

Preferred stock dividends	(408)	(416)
Preferred stock discount accretion	(189)	(118)
Preferred stock discount	255	--
Net income to common shareholders	$2,644	$1,556

Net income per common share:
Basic	$0.39	$0.23
Diluted	0.39	0.23

Weighted average common shares outstanding:
Basic	6,815,782	6,780,516
Diluted	6,854,879	6,780,516

Timberland Q2 Earnings
April 23, 2013

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31,	March 31,
	2013	2012	2012
Assets
Cash and due from financial institutions	$11,250	$12,082	$11,154
Interest-bearing deposits in banks	74,550	73,766	100,467
Total cash and cash equivalents	85,800	85,848	111,621

Certificates of deposit (“CDs”) held for investment, at cost	26,057	26,752	20,180
MBS and other investments:
Held to maturity, at amortized cost	3,060	3,197	3,706
Available for sale, at fair value	4,463	4,682	5,261
FHLB stock	5,553	5,604	5,705

Loans receivable	554,313	554,659	545,961
Loans held for sale	3,787	2,036	1,296
Less: Allowance for loan losses	(11,313)	(11,769)	(12,264)
Net loans receivable	546,787	544,926	534,993

Premises and equipment, net	18,126	18,027	17,640
OREO and other repossessed assets, net	15,031	13,230	8,024
BOLI	16,812	16,668	16,228
Accrued interest receivable	2,081	2,080	2,369
Goodwill	5,650	5,650	5,650
Core deposit intangible	184	217	323
Mortgage servicing rights, net	2,412	2,213	2,284
Prepaid FDIC insurance assessment	758	957	1,643
Other assets	5,347	4,570	7,082
Total assets	$738,121	$734,621	$742,709

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$80,938	$78,425	$69,633
Deposits: Interest-bearing	520,647	515,974	534,963
Total deposits	601,585	594,399	604,596

FHLB advances	45,000	45,000	45,000
Repurchase agreements	549	625	948
Other liabilities and accrued expenses	2,456	2,694	4,181
Total liabilities	649,590	642,718	654,725
Shareholders’ equity
Preferred stock, $.01 par value; 1,000,000 shares authorized; 12,065 shares, Series A, issued and outstanding – March 31, 2013 16,641 shares, Series A, issued and outstanding – Dec. 31, 2012 and March 31, 2012 $1,000 per share liquidation value	11,842	16,292	16,107
Common stock, $.01 par value; 50,000,000 shares authorized; 7,045,036 shares issued and outstanding	10,524	10,500	10,480
Unearned shares- Employee Stock Ownership Plan	(1,587)	(1,653)	(1,851)
Retained earnings	68,198	67,232	63,826
Accumulated other comprehensive loss	(446)	(468)	(578)
Total shareholders’ equity	88,531	91,903	87,984
Total liabilities and shareholders’ equity	$738,121	$734,621	$742,709

Timberland Q2 Earnings
April 23, 2013

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31,	March 31,
	2013	2012	2012

PERFORMANCE RATIOS:
Return on average assets (a)	0.69%	0.92%	0.44%
Return on average equity (a)	5.56%	7.53%	3.69%
Net interest margin (a)	3.83%	3.78%	3.72%
Efficiency ratio	67.08%	70.05%	74.97%

	Six Months Ended
	March 31,		March 31,
	2013		2012
PERFORMANCE RATIOS:
Return on average assets (a)	0.81%		0.57%
Return on average equity (a)	6.54%		4.80%
Net interest margin (a)	3.80%		3.73%
Efficiency ratio	68.55%		73.06%

	March 31,	Dec. 31,	March 31,
	2013	2012	2012
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$20,450	$21,737	$26,623
Loans past due 90 days and still accruing	158	357	2,967
Non-performing investment securities	2,264	2,334	2,516
OREO and other repossessed assets	15,031	13,230	8,024
Total non-performing assets (b)	$37,903	$37,658	$40,130

Non-performing assets to total assets (b)	5.14%	5.13%	5.40%
Net charge-offs during quarter	$1,631	$256	$758
Allowance for loan losses to non-accrual loans	55%	54%	46%
Allowance for loan losses to loans receivable, net (c)	2.03%	2.11%	2.24%
Troubled debt restructured loans on accrual status (d)	$13,012	$13,008	$15,891

CAPITAL RATIOS:
Tier 1 leverage capital	11.43%	11.86%	11.42%
Tier 1 risk based capital	14.95%	15.67%	15.28%
Total risk based capital	16.21%	16.93%	16.54%
Tangible capital to tangible assets (e)	11.29%	11.81%	11.13%

BOOK VALUES:
Book value per common share	$10.89	$10.73	$10.20
Tangible book value per common share (e)	10.06	9.90	9.35

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(a)  Annualized
(b) Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Includes loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $10,832, $10,733 and $7,097 reported as non-accrual loans at March 31, 2013, December 31, 2012 and March 31, 2012, respectively.
(e)  Calculation subtracts goodwill and core deposit intangible from the equity component and from assets.

Timberland Q2 Earnings
April 23, 2013

AVERAGE CONSOLIDATED BALANCE SHEETS:	Three Months Ended
($ in thousands) (unaudited)	March 31,	Dec. 31,	March 31,
	2013	2012	2012

Average total loans	$557,426	$553,404	$540,858
Average total interest-bearing assets (a)	673,109	676,061	673,970
Average total assets	738,818	739,858	732,882
Average total interest-bearing deposits	518,834	519,308	529,706
Average FHLB advances and other borrowings	45,599	45,649	45,967
Average shareholders’ equity	92,055	90,721	87,587

	Six Months Ended
	March 31,		March 31,
	2013		2012

Average total loans	$555,405		$539,359
Average total interest-bearing assets (a)	674,612		674,707
Average total assets	739,332		734,584
Average total interest-bearing deposits	519,074		527,894
Average FHLB advances and other borrowings	45,624		50,789
Average shareholders’ equity	91,381		87,058

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(a)  Includes loans and MBS on non-accrual status